Exhibit 99.1

PRESS RELEASE

Resolute Announces Permanent Closure of

Laurentide Mill in Shawinigan, Quebec

MONTRÉAL, CANADA, September 2, 2014 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today announced the permanent closure of its Laurentide paper mill in Shawinigan, Quebec. The restart of a competitor’s mill at the end of 2012, the high cost of fiber, as well as higher transportation and fuel costs, have affected the mill’s competitiveness.

“We made every effort to find a way to improve the Laurentide mill’s performance. Unfortunately, due to its cost structure and challenging market conditions, there is no economically viable option for the mill,” stated Richard Garneau, President and Chief Executive Officer.

In operation for over 126 years, the Laurentide mill employs 275, with an annual production capacity of 191,000 metric tons of commercial printing papers. The permanent closure will take effect on or about October 15, 2014.

The Company understands the impact this decision will have on employees, their families and the local community. Resolute will work with union representatives and government officials to respond to the needs of affected employees and encourage a smooth transition. Management will also ensure that each employee receives support, that the relevant conditions in the collective agreements are respected, and that as many employees as possible are transferred to other Company facilities.

“We will do our utmost to ensure employee safety during the transition. We will also work closely with our customers to continue to meet their needs,” added Garneau.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, specialty papers, market pulp and wood products. The Company owns or operates nearly 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada. Marketing its products in close to 90 countries, Resolute has third-party certified 100% of its managed woodlands to at least one of three internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic.

Resolute is proud to be ranked by Corporate Knights as one of Canada’s Best 50 Corporate Citizens for 2014. Corporate Knights is an organization recognized globally for its transparent and objective approach to measuring corporate sustainability performance.

Contacts

Investors Rémi G. Lalonde Vice-President, Investor Relations 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com